Exhibit 10.2

Execution Version

AMENDMENT NO. 5 TO
SECOND AMENDED AND RESTATED LIMITED LIABILITY
COMPANY AGREEMENT OF
AIREON LLC
A DELAWARE LIMITED LIABILITY COMPANY

This Amendment No. 5 to Second Amended and Restated Limited Liability Company Agreement (this "Amendment"), of Aireon LLC (the "Company"), is dated as of March 8, 2017 and is entered into by NAV CANADA Satellite, Inc., a Delaware corporation; Iridium Satellite LLC, a Delaware limited liability company; ENAV North Atlantic LLC, a Delaware limited liability company; IAA North Atlantic Inc., a Delaware corporation; and Naviair Surveillance A/S, a Danish limited liability company (collectively, the "Members"); NAV CANADA, a Canadian corporation ("NAV CANADA"); Enav, S.p.A., a company formed under the laws of the Italian Republic ("Enav"); Irish Aviation Authority Limited, a company organized under the laws of the Republic of Ireland ("IAA"); Naviair, an independent state owned company owned by the Kingdom of Denmark, registered with the Danish Business Authority under CVR-no.: 26 05 97 63 ("Naviair"); and the Company.

RECITALS

A.The Members, NAV CANADA, Enav, IAA, Naviair and the Company are party to that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 14, 2014, as amended (the "Operating Agreement").

B.The Members, NAV CANADA, Enav, IAA, Naviair and the Company wish to amend the Operating Agreement as set forth herein, effective as of January 1, 2016.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties agree as follows:

1.Amendments.

a.The definition of "Accrued Dividend" contained in Article 1 of the Operating Agreement is hereby amended and restated in its entirety and replaced with the following, effective as of January 1, 2016:

“Accrued Dividend” means, (i) with respect to any Preferred Interest issued on the A&R Effective Date, the Second A&R Effective Date or in connection with the Second Additional Investors Tranche Financing, the Third NAV CANADA Tranche Financing, the Third Additional Investors Tranche Financing, the Fourth NAV CANADA Tranche Financing, the Fourth Additional Investors Tranche Financing, the Fifth NAV CANADA Tranche Financing or the exercise of the Contingent B Financing Option (if any), (A) prior to January 1, 2021, zero (0), and (B) on or after January 1, 2021, an amount that would have accrued if the total amount of Unreturned Capital attributable to such Preferred Interest had been accruing daily at the rate of five percent (5%) per annum, from (and including) the date of issuance of such Preferred Interest until (and including) the date on which such Preferred Interest is converted into Common Interest or redeemed with full payment of applicable Redemption Price by the

Company, (ii) with respect to any Preferred Interest issued in connection with the Second NAV CANADA Tranche Financing, (A) prior to January 1, 2021, zero (0), and (B) on or after January 1, 2021, an amount that would have accrued if the total amount of Unreturned Capital attributable to such Preferred Interest had been accruing daily at the rate of ten percent (10%) per annum, from (and including) the date of issuance of such Preferred Interest until (and including) the date on which such Preferred Interest is converted into Common Interest or redeemed with full payment of applicable Redemption Price by the Company, and (iii) with respect to any Non-Voting Preferred Interest issued, an amount that would have accrued if the total amount of Unreturned Capital attributable to such Non-Voting Preferred Interest had been accruing daily at the rate to be determined by the Board of Directors and reflected in the applicable Addendum of Designation attached to this Agreement, from (and including) the date of issuance of such Non-Voting Preferred Interest and thereafter."

b.The definition of "Non-Voting Preferred Interests" contained in Article 1 of the Operating Agreement is hereby amended and restated in its entirety and replaced with the following, effective as of January 1, 2016:

“Non-Voting Preferred Interests” means Interests designated by the Board of Directors as “Non-Voting Preferred Interests” with the rights and privileges (including the right to receive the Accrued Dividend on or after January 1, 2021) set forth in this Agreement, the applicable Addendum of Designation and held by those Persons designated by the Board of Directors from time to time and/or any of their respective Permitted Transferee.

c.The definition of "Preferred Interests" contained in Article 1 of the Operating Agreement is hereby amended and restated in its entirety and replaced with the following, effective as of January 1, 2016:

“Preferred Interests” means Interests designated by the Board of Directors as “Preferred Interests” with the rights and privileges (including the right to receive the Accrued Dividend on or after January 1, 2021) set forth in this Agreement and held by NAV CANADA US Subsidiary, the Additional Investors Subsidiaries and/or any of their respective Permitted Transferees and which have not been converted into Common Interests in accordance with the terms hereof.

2.Except as expressly provided herein, nothing in this Amendment shall be deemed to waive or modify any of the other provisions of the Operating Agreement. In the event of any conflict between the Operating Agreement, any previous amendment of the Operating Agreement, this Amendment and any subsequent amendment, the document later in time shall prevail.

3.This Amendment shall be binding upon and shall inure to the benefit of the successors in interest of the parties hereto.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date first hereinabove set forth.

Aireon LLCIridium Satellite LLC

By: /s/ Donald L. Thoma                                                    By:  /s/ Matthew J. Desch

Name:  Donald L. ThomaName:  Matthew J. Desch

Title:  Chief Executive OfficerTitle:  Chief Executive Officer

NAV CANADA Satellite, Inc.Naviair Surveillance A/S

By: /s/ Neil R. Wilson                                                         By:  s/ Morton Dambæk

Name:  Neil R. WilsonName:  Morton Dambæk

Title:  PresidentTitle:  Chairman

By: /s/ Leigh Ann Kirby                                                    By:  /s/ Søren Stahlfest Møller

Name:  Leigh Ann KirbyName:  Søren Stahlfest Møller

Title:  Vice President and SecretaryTitle:  CEO

Enav S.p.A.ENAV North Atlantic LLC

By: /s/ Roberta Neri                                                            By:  /s/ Jason Gerlis

Name:  Roberta NeriName:  Jason Gerlis

Title:  Chief Executive OfficerTitle:  Director

NAV CANADAIAA North Atlantic Inc.

By: /s/ Neil R. Wilson                                                         By:  /s/ Philip Hughes

Name:  Neil R. WilsonName:  Philip Hughes

Title:  President & CEOTitle:  President

By: /s/ Leigh Ann Kirby                                                    By:  /s/ Maeve Hogan

Name:  Leigh Ann KirbyName:  Maeve Hogan

Title:  Vice President, General Counsel &Title:  Secretary and Treasurer

Corporate Secretary

Irish Aviation Authority LimitedNaviair

By: /s/ Eamonn Brennan                                                     By:  /s/ Morton Dambæk

Name:  Eamonn BrennanName:  Morton Dambæk

Title:  Chief ExecutiveTitle:  CEO

Signature Page to Amendment No. 5

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